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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g)
      OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                        Commission File Number 333-37811


                       Texas Petrochemical Holdings, Inc.
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             (Exact name of registrant as specified in its charter)


        Three Riverway, Suite 1500, Houston, Texas 77056, (713) 627-7474
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               (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)


                      13.5% Senior Discount Notes due 2007
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            (Title of each class of securities covered by this Form)


                                      None
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           (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)   [ ]                  Rule 12h-3(b)(1)(ii)   [ ]
Rule 12g-4(a)(1)(ii)  [ ]                  Rule 12h-3(b)(2)(i)    [ ]
Rule 12g-4(a)(2)(i)   [ ]                  Rule 12h-3(b)(2)(ii)   [ ]
Rule 12g-4(a)(2)(ii)  [ ]                  Rule 15d-6             [ ]
Rule 12h-3(b)(1)(i)   [X]

      Approximate number of holders of record as of the certification or notice date: 1

      Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Texas Petrochemical Holdings, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  July 22, 2003                   TEXAS PETROCHEMICAL HOLDINGS, INC.
                                       (Registrant)

                                       By: /s/ CARL S. STUTTS
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                                            Carl S. Stutts
                                            President and Chief Executive
                                            Officer